EXHIBIT 10.(iii)(A)(g)

          THIS AGREEMENT made as of this 29th day of July, 1993, by and among THE DREYFUS CORPORATION, a New York corporation, having its principal office at 200 Park Avenue, New York, New York 10166 (hereinafter referred to as the "Corporation"); JOSEPH S. DI MARTINO, residing at Lindsley Road, New Vernon, New Jersey 07976 (hereinafter referred to as "DiMartino"); and HOWARD M. STEIN, as Trustee of THE JOSEPH S. DI MARTINO TRUST dated June 10, 1993 (hereinafter referred to as the "Trustee").
          WHEREAS, DiMartino is employed by the Corporation and has rendered competent efforts on behalf of the Corporation and the Corporation wishes to give recognition to DiMartino for such efforts; and
          WHEREAS, in recognition of the foregoing, the Corporation wishes to help DiMartino provide for the security of his family through participation in a split-dollar insurance program; and
          WHEREAS, DiMartino and the Trustee agree to participate in such program to the extent hereafter provided.
          NOW, THEREFORE, it is mutually agreed that:
                            ARTICLE I
                 APPLICATION FOR LIFE INSURANCE
          1. In furtherance of the purposes of this Agreement, the Trustee has purchased a policy of life insurance insuring DiMartino's life and the life of his wife Linda DiMartino with the Hartford Insurance Company (hereinafter referred to as "the Insurer"), in the total face amount of $5,000,000 (hereinafter referred to as the "Policy"), which is described in Exhibit A attached hereto and by this reference made a part hereof.
          2. The parties hereby agree that the Policy shall be subject to the terms and conditions of this Agreement.
                           ARTICLE II
                   OWNERSHIP OF LIFE INSURANCE
          The Trustee, and his successors, shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, without the consent of any other person, except as may otherwise be provided herein.
                           ARTICLE III
                  PAYMENT OF PREMIUMS ON POLICY
          1. The following provisions shall apply so long as DiMartino is in the employ of the Corporation, regardless of how his employment may terminate. The Corporation, within a reasonable time after the Insurer under the policy has issued its notice of premium due, shall notify DiMartino and the Trustee of the exact amount due from the Trustee. If the notice from the Insurer of premium due is sent to the Trustee, the Trustee shall promptly deliver a copy thereof to the Corporation. The amount due from the Trustee shall be an amount equal to the annual cost of the value of the economic benefit attributable to the insurance protection on the joint lives of DiMartino and his wife Linda DiMartino, provided by such Policy in accordance with this Agreement, measured by the lower of (i) the U.S. Life Table 38 (or the corresponding applicable rate or other measure set forth in any applicable Revenue Ruling or Treasury Regulation or other Treasury notice), while both are alive and thereafter measured by the PS 58 Rate, set forth in Revenue Ruling 55-747 (or the corresponding applicable rate or other measure set forth in any Revenue Ruling or Treasury Regulation or other Treasury notice modifying or revoking Revenue Ruling 55-747), or (ii) the insurer's current published premium rate for annually renewable term insurance for standard risks. The Trustee shall pay such required portion of the premium to the Insurer of the Policy on or prior to the premium due date. If the Trustee fails to make such timely payment, the Corporation, in its sole and absolute discretion, may elect to make the Trustee's portion of the premium payment, which payment shall be recovered by the Corporation as provided herein. Notwithstanding any other provision of this Agreement: The amount payable by the Corporation under any circumstances shall not exceed Sixty Thousand ($60,000) Dollars annually for sixteen years, beginning with the effective date of the Policy in 1993.
          2. On or before the due date of each premium payable on the Policy, or within the grace period provided therein, the Corporation shall pay to the Insurer a portion of the premium equal to (a) the gross premium, less (b) the portion of the premium payable by the Trustee in accordance with the preceding paragraph 1, and shall, upon request, promptly furnish DiMartino and/or the Trustee evidence of timely payment of such premium.
                           ARTICLE IV
                   ELECTION OF DIVIDEND OPTION
          The Trustee, as the Owner of the Policy, may elect, in his sole and absolute discretion, to have all dividends declared by the Insurer on the Policy applied to:
          A.   reduce the premium payable on the Policy; or
          B. purchase paid-up additional insurance on the life of DiMartino and his wife Linda DiMartino; or

          C. purchase one-year term insurance on the life of DiMartino and his wife Linda; or

          D. applied for any other purpose allowable by the Policy.
Notwithstanding the foregoing provisions of this Article IV:
Until this Agreement has terminated, no such dividend election by the Trustee may be made if the cash value of the Policy would be reduced below the amount it would otherwise have been in the absence of such election.
                            ARTICLE V
             COLLECTION AND PAYMENT OF DEATH BENEFIT
          1. Within thirty (30) days after the death of the survivor of DiMartino and his wife Linda DiMartino, the Corporation and the Trustee shall apply to the Insurer for the death benefit and take all action necessary to obtain such payment. The Corporation and the Trustee shall cooperate in giving instructions to the Insurer for the issuance of two (2) checks to bring about the following results. The proceeds shall be divided into two parts. The First Part shall be an amount equal to (a) the total amount of the premiums which the Corporation, its successors and assigns, have paid with respect to the Policy, reduced by (b) any outstanding indebtedness which was incurred by the Corporation, its successors and assigns, and which is secured by the Policy, including any interest due on such indebtedness. The Second Part, if any, shall be the balance of the proceeds.
               (a)  The First Part shall be paid to the
Corporation, its successors or assigns. The parties hereby confirm that in no event shall the amount payable to the Corporation exceed the Policy proceeds payable as a result of the maturity of the Policy as a death claim.
               (b)  The Second Part shall be paid to the
beneficiary designated by the Trustee, or his successors. No portion of the proceeds shall be paid to the beneficiary or beneficiaries designated by the Trustee until the First Part of the proceeds has been paid fully to the Corporation.
          2. The Insurer may rely upon a sworn statement in form satisfactory to the Insurer furnished by the Corporation, its successors or assigns, as to the amount of the First Part, and any payment made on account of such statement shall discharge the Issuer accordingly.

                           ARTICLE VI
                      COLLATERAL ASSIGNMENT
          1. To secure repayment to the Corporation of the amount of the premiums on the Policy paid by it, upon maturity of the policy as provided in the preceding Article V of this Agreement or upon termination of this Agreement as provided in the succeeding Article VII of this Agreement, the Trustee has assigned, contemporaneously herewith, the Policy to the Corporation as collateral. The parties hereby confirm that the Policy shall be subject to the terms and conditions of the collateral assignment filed with the Insurer relating to the Policy. The collateral assignment of the Policy to the Corporation hereunder shall not be terminated, altered or amended by the Trustee, without the written consent of the Corporation.
          2. Except as otherwise provided herein, the Trustee shall not sell, assign, transfer, borrow against, surrender or cancel the Policy nor change the beneficiary designation provisions thereof, without the written consent of the Corporation.
                           ARTICLE VII
       TERMINATION OF AGREEMENT AND OPTION ON TERMINATION
          1. This Agreement shall terminate upon the occurrence of any one of the following events:
               (a)  The insolvency or dissolution of the
Corporation, provided, however, that under no circumstances shall the creditors of the Corporation have any claim to the Policy or proceeds thereunder. For the purposes of this Agreement, the term "insolvency" shall mean (i) the filing of a voluntary petition in bankruptcy or for an arrangement, reorganization or other relief from creditors under the Federal Bankruptcy Code or any similar law, (ii) the appointment of a receiver for a substantial part of the assets of the Corporation which appointment has not been vacated within ninety (90) days, or (iii) the failure, within ninety (90) days, to obtain dismissal of any involuntary petition in bankruptcy or for reorganization filed against the Corporation.
               (b)  If DiMartino leaves the employ of the
Corporation voluntarily.
               (c) The death of DiMartino, whether or not his wife Linda is living.
               (d) If DiMartino's employment by the Corporation is terminated by the Corporation with just cause.
          2. Upon termination of this Agreement, the obligation of the Corporation to make payments on account of policy premiums and interest due on policy loans shall cease. The parties hereby confirm that this Agreement shall continue in full force and effect if DiMartino's employment by the Corporation is terminated by the Corporation without just cause, provided however, upon termination of DiMartino's employment by the Corporation, whether such termination is with or without cause, the obligation of the Corporation to make payments on account of policy premiums and interest due on policy loans shall cease. The Corporation shall be entitled to repayment as set forth in the succeeding paragraph 3.
          3. For ninety (90) days after termination of this Agreement, the Trustee shall have the option of obtaining the release of the collateral assignment of the Policy to the Corporation. To obtain such release, the following shall apply:

               (i)  If DiMartino leaves the employ of the
Corporation voluntarily, or his employment is terminated by the Corporation with just cause, or upon the death of DiMartino, the Corporation shall be promptly repaid an amount equal to the total amount of the premiums which the Corporation, its successors and assigns, have paid with respect to the Policy, reduced by any outstanding indebtedness which was incurred by the Corporation, its successors and assigns, and secured by the Policy, including any interest due on such indebtedness. Such repayment to the Corporation shall be made by the Trustee, provided however that (i) in the event that DiMartino voluntarily leaves the employ of the Corporation, or (ii) in the event that DiMartino's employment is terminated by the Corporation with just cause, or (iii) if DiMartino dies and is survived by his wife Linda DiMartino, the Trustee shall be relieved of the obligation to pay such amount to the Corporation if DiMartino has caused other effective arrangements to be made for the payment of said amount to the Corporation, provided further that the Trustee nevertheless shall have the option of obtaining the release of the collateral assignment of the policy to the Corporation.
               (ii)  If DiMartino's employment by the
Corporation is terminated without just cause, then so long as the policy continues in force the Corporation shall not be entitled to any repayment until the expiration of the sixteen year period during which the Corporation would have been obligated under this Agreement to pay premiums on the policy if Dimartino's employment had not been terminated. At the expiration of such period, the Corporation shall be promptly repaid an amount equal to the total amount of the premiums which the Corporation, its successors and assigns, have paid with respect to the Policy, reduced by any outstanding indebtedness which was incurred by the Corporation, its successors and assigns, and secured by the Policy, including any interest due on such indebtedness. If prior to the expiration of the sixteen year period the Policy is canceled, the Trustee shall promptly notify the Corporation of such cancellation, and within a reasonable time thereafter the Corporation will be paid the lesser of (a) the total amount of the premiums which the Corporation, its successors and assigns, have paid with respect to the Policy, reduced by any outstanding indebtedness which was incurred by the Corporation, its successors and assigns, and secured by the Policy, including any interest due on such indebtedness; and (b) the cash surrender value of the Policy at the date of cancellation.
               (iii) Upon receipt of the amount to which it is entitled in accordance with the foregoing provisions, the Corporation shall release the collateral assignment of the Policy, by the execution and delivery to the Trustee of an appropriate instrument of release in form satisfactory to the Insurer and Trustee.
          4. If the Trustee fails to exercise the option provided for in the preceding paragraph 3 of this Article VII,

within ninety (90) days after the date of termination of the Agreement, then, the Corporation may enforce its right to be repaid the amount set forth in the preceding paragraph 3, provided that in the event the cash surrender value of the Policy exceeds the amount due the Corporation, such excess shall be paid to the Trustee.
                          ARTICLE VIII
                    MISCELLANEOUS PROVISIONS
          1. This Agreement is governed by the laws of the State of New York.
          2. The parties to this Agreement agree that this Agreement is among the Corporation, DiMartino and the Trustee to the exclusion of all other persons or entities herein mentioned.

The filing of copies of this Agreement with the Insurer in no way operates to make the Insurer a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement nor any modification hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions are made a part of the Policy by the collateral assignment executed by the Trustee and filed with the Insurer in connection herewith. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary named in the Policy, subject to the terms and conditions of the Policy.
          3. This split-dollar insurance plan is a small welfare plan under the Employment Retirement Security Act of 1974 (ERISA). Under this act, an employee has certain rights and protection. His rights are set forth in this agreement and in the insurance contracts issued in his name.
          In making a claim for benefits, the employee must make his claim on a form acceptable to the Corporation and the Company. The plan administrator will supply him with the claim forms. The request will set forth the basis of the employee's claim and authorize the plan administrator and the Company to investigate the claim and take the necessary steps to facilitate payment of benefits.
          If the Corporation or the Company denies the employee's claim, it must provide him with the following information in a written reply:
               (a)  The specific reason or reasons for the
denial;
               (b) Reference specific provisions of the split-dollar agreement on which the denial is based;
               (c)  Describe any additional material or
information necessary for him to perfect his claim; and
               (d) Explain the procedure for review of claims. Within 60 days of a claim denial from the Corporation or the Company, or some later date that is reasonable, the employee may request in writing a review of the denied claim by the Corporation or the Company.
          The employee may, in asking for the review: (a) pertinent documents, and (b) submit issues and comments in writing.
          On receipt of the request for review, the Corporation or the Company, as the case may be, shall promptly, within 60 days, deny or grant the claim. The decision shall be made in writing and in a manner calculated to be understood by the employee. It also shall include specific reference to pertinent provisions on which the denial is based.
          After review, if the employee feels he has been improperly denied a claim for benefits, he has the right to file suit in federal or state court. If he is successful in his lawsuit, the court may, if it so decides, require the other party to pay legal costs, including attorney's fees.
          4. The parties to this Agreement agree to execute such documents as are necessary to carry out this Agreement.
          5. This Agreement may not be amended or revoked, except by an instrument in writing signed by the parties hereto or their respective successors or assigns, before a Notary and mutually acknowledged expressly modifying or revoking the provisions hereof.
          6. The article headings and numbers and the paragraph numbers are included herein for convenience only and in no way are to be considered to be a part of this Agreement.
          7. In the event that any provisions of this Agreement shall be held illegal, unenforceable or in conflict with the laws of New York or the United States, such provisions shall be deemed separable from the other provisions of this Agreement and all the other provisions shall continue in full force and effect.
          8. This Agreement and all obligations and covenants hereunder shall bind the parties hereto, their successors and assigns.
          9. Any waiver by a party of any of the provisions of this Agreement or any right or rights hereunder, shall not be deemed to be a continuing waiver and shall not prevent or estop such parties from thereafter enforcing such provisions or rights as to the future and the failure of any party to insist in one or more instances upon the strict performance of any one or more of the terms of the provisions of this Agreement by the other parties shall not be construed as a waiver or relinquishment of 1any such terms or provisions, but the same shall continue in full force and effect.
          10. Any notice, consent or demand required or permitted under this Agreement shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States Certified Mail, postage prepaid, addressed to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.
          11.  This Agreement may be executed in three
counterparts which together shall constitute one Agreement with the same effect as if the parties executing the counterparts had all executed this Agreement as of the day and year first above written.
               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                              THE DREYFUS CORPORATION



                              By:/s/ Robert Dubuss
ATTESTED:

/s/ Christine Pavalos
Assistant Secretary
                              /s/ Joseph S. Di Martino
                              JOSEPH S. DI MARTINO

                              THE JOSEPH S. DI MARTINO TRUST
                              DATED JUNE 10, 1993

                              By:  /s/ Howard M. Stein
                               HOWARD M. STEIN, Trustee

STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )


          On this 2nd day of August, 1993, before me personally came Robert Dubuss, to me known, who, being duly sworn, did depose and say that he resides at 200 Park Avenue New York, NY. 10166, that he is the
Vice President of THE DREYFUS CORPORATION, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

                                   /s/ Elena Kuhlmann
                                   Notary Public

STATE OF NEW YORK    )
                     )ss.:
COUNTY OF NEW YORK   )

               On the 2nd day of August, 1993, before me personally came JOSEPH S. DI MARTINO, to me known and known to me to be the individual described in and who executed the foregoing instrument and duly acknowledged to me that he executed the same.

                                   /s/ Elena Kuhlmann
                                   Notary Public

STATE OF NEW YORK   )
                    )ss.:
COUNTY OF NEW YORK  )


               On the 2nd day of August, 1993, before me personally came HOWARD M. STEIN, to me known and known to me to be the individual described in and who executed the foregoing instrument and duly acknowledged to me that he executed the same.

                            /s/ Elena Kuhlamnn
                               Notary Public

                            EXHIBIT A

          The following insurance policy is subject to the annexed Agreement:
          Hartford Insurance Company Policy No. LLM1718578

                              THE DREYFUS CORPORATION

                              By:  /s/ Robert F. Dubuss
ATTESTED:

/s/ Christine Pavalos
Assistant Secretary


                              /s/ Joseph S. Di Martino
                              JOSEPH S. DI MARTINO

                              THE JOSEPH S. DI MARTINO TRUST



                              By:  /s/ Howard M. Stein
                                   Howard M. Stein, Trustee